Exhibit 99.1

CSPi Enhances Board of Directors with Addition of Seasoned Industry Executives

LOWELL, MA, December 17, 2024 – CSP Inc. (NASDAQ:CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, today announced that the size of the Company's Board of Directors has been increased from five to seven members, adding two new directors: Steve Webber and Anthony Folger. Both new members will join the Board effective immediately following the upcoming filing of Company's Form 10-K.

Mr. Webber has over 30 years of financial management experience and was a certified public accountant. Currently, Mr. Webber is Chief Operational Officer and Chief Financial Officer at Quickbase, a platform for dynamic work management that helps teams tackle highly complex projects and automate processes, where he is responsible for overseeing the organization's operations, systems, and finances. Prior to joining Quickbase, Mr. Webber held a number of financial and operations leadership roles with technology companies, both public and private. Most recently, he was CFO at Carbon Black; he also worked as Chief Operating Officer and CFO at Syniti (formally BackOffice Associates) and CFO at Cynosure. Mr. Webber also spent 19 years at EMC Corporation-in his last role there, he served as Senior Vice President and CFO of Virtustream, a $450 million stand-alone SaaS subsidiary.

Mr. Folger has more than 30 years of financial and operational experience, including more than a decade serving as a public company chief financial officer. Currently, Mr. Folger is the CFO of Progress, a trusted provider of AI-powered infrastructure software where he is responsible for all areas of finance and accounting, budgeting and planning, treasury, tax and investor relations. Previously, Mr. Folger was the CFO of Carbonite, where his day-to-day responsibilities included finance, investor relations, information technology and security, business analytics, human resources, corporate development, data center operations and customer service. Mr. Folger has also held CFO and other senior finance positions with Acronis, Starent Networks, PricewaterhouseCoopers and Deloitte.

The Company also announced that Board members Charles Blackmon and C. Shelton James will not seek re-election. Their departures from the board will be effective on February 3, 2025.

"I welcome Steve and Anthony to our Board, and I am looking forward to their valued input and contribution as we continue to execute our growth strategies across the Company, including our exciting AZT PROTECT offering," commented Victor Dellovo, Chief Executive Officer. "I also want to thank Charles and Shelly for their commitment over the past and for helping guide CSPi, ensuring we are positioned for long term success."

About CSPi

CSPi (NASDAQ:CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, recognizes that better, stronger, more effective cybersecurity starts with a smarter approach. ARIA's solutions provide new ways for organizations to protect their most critical assets-they can shield their critical applications from cyberattack with the AZT solution, while monitoring internal traffic, device-level logs, and alert output with our ARIA ADR solution to substantially improve threat detection and surgically disrupt cyberattacks and data

Exhibit 99.1

exfiltration. Rounding out the portfolio, Aria's AZT Gateway Software allows us to interrogate network packets at 100mbps line-rate to enforce forwarding and capture policies on the fly. Customers in a range of industries rely on our solutions to accelerate incident response, automate breach detection, and protect their most critical assets and applications-no matter where they are stored, used, or accessed.

CSPi's Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

CONTACT:

CSP Inc.

Gary Levine, 978-954-5040

Chief Financial Officer

SOURCE: CSP Inc.